Exhibit 99.1

Joyce St. Clair Appointed to Bread Financial’s Board of Directors

COLUMBUS, Ohio, July 11, 2023 – Bread Financial Holdings, Inc. (NYSE: BFH) today announced that Joyce St. Clair, a veteran financial services senior executive, has joined the Company’s board as an independent director, effective July 10, 2023. In connection with her appointment, Ms. St. Clair will also serve as a member of the board’s compensation & human capital committee and risk committee.

In 2022, Ms. St. Clair retired from Northern Trust Corporation after a successful 30-year tenure with the firm. Most recently, Ms. St. Clair served as executive vice president and chief human resources officer of Northern Trust from 2018 until her retirement, overseeing the firm’s global human resources operations and leading efforts relating to DE&I, executive compensation, succession planning and other key priorities. Before that, Ms. St. Clair served in various executive roles at Northern Trust, both in the U.S. and abroad, including as executive vice president and chief capital management officer from 2015 to 2018, as president of enterprise operations from 2014 to 2015, as president of operations & technology from 2011 to 2014, and as chief risk officer from 2007 to 2011.

“Joyce St. Clair brings more than three decades of experience in the financial services industry, with executive-level leadership and oversight across a broad range of key bank functions, including human capital matters, capital planning and liquidity management, technology modernization, and enterprise risk management and regulatory relations,” said Ralph Andretta, president and chief executive officer of Bread Financial. “We are very happy to welcome Ms. St. Clair, and I am confident that her extensive insights, perspective and experience will be valuable assets to our board, and by extension, our Company.”

Prior to joining Northern Trust, Ms. St. Clair served as an associate partner for Accenture. In 2016, she was appointed by President Obama to serve as a member of the advisory committee of the Pension Benefit Guaranty Corporation (PBGC), a position she held until her term expired in 2019.

Ms. St. Clair holds a Bachelor’s degree from Indiana University, Kelley School of Business, and an MBA from the Booth School of Business at the University of Chicago.

Following Ms. St. Clair’s appointment, Bread Financial’s board now consists of eight directors.

About Bread Financial™

Bread FinancialTM (NYSE: BFH) is a tech-forward financial services company providing simple, personalized payment, lending and saving solutions. The company creates opportunities for its customers and partners through digitally enabled choices that offer ease, empowerment, financial flexibility and exceptional customer experiences. Driven by a digital-first approach, data insights and white-label technology, Bread Financial delivers growth for its partners through a comprehensive suite of payment solutions that includes private label and co-brand credit cards and Bread Pay™ buy now, pay later products. Bread Financial also offers direct-to-consumer products that give customers more access, choice and freedom through its branded Bread CashbackTM American Express® Credit Card and Bread SavingsTM products.

Headquartered in Columbus, Ohio, Bread Financial is powered by its 7,500+ global associates and is committed to sustainable business practices. To learn more about Bread Financial, visit BreadFinancial.com or follow us on Facebook, LinkedIn, Twitter and Instagram.

Investors/Analysts

Brian Vereb
Brian.Vereb@BreadFinancial.com

Susan Haugen
Susan.Haugen@BreadFinancial.com

Media

Rachel Stultz
Rachel.Stultz@BreadFinancial.com

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